Exhibit 99.1

Breitling Energy Corporation Reports Third Quarter 2014 Financial and Operating Results

Dallas, Texas, November 13, 2014 — Breitling Energy Corporation (OTC: BECC, “Breitling” or the “Company”) announced today its results for the third quarter ended September 30, 2014.

Third quarter 2014 highlights include:

–	Total revenue from all sources increased by more than 55% over 2013
–	Sales of oil & natural gas increased by more than 60% year-over-year as Permian Basin and Kansas wells went online
–	Drilling was completed on our second Sterling County well and it is currently awaiting completion

	Period Ended September 30
(In thousands except per-share data)	Q3 2014 (Unaudited)	Q3 2013 (Unaudited)
Total revenues	$16,482	$10,613
Operating income (loss)	$(275)	$425
Net income (loss)	$(759)	$416
Net income per common share (loss)	$0.00	$0.00
Weighted average common shares outstanding	499,084	498,984

"Breitling’s Asset Management business produced solid revenue results again this quarter, and it is positioned to continue to grow and generate value in most economic cycles. Both components of this business are fundamentally sound, and the supply of, and demand for, royalty interests and working interests currently remains consistent,” said Chris Faulkner, Chairman, President and Chief Executive Officer of Breitling Energy. “On the operations side, our strategy of conservatively growing our E&P business by de-risking our wellbores at favorable valuations should allow us to continue our drilling and completions program, and continue to provide operating capital while we manage operation costs to make drilling and production economically attractive, even if oil prices drop further.”

“The Company’s E&P results continue to grow as our drilling program in the Permian Basin moves forward at a steady pace with the drilling of our second Sterling County well, the Hoppe ‘63’ #1, the completion and production of the Parramore #1, and the planned spudding of our third well on that acreage in early 2015,” continued Faulkner. “Production revenue will continue to increase as we bring additional wells online and as those wells achieve their full flow rates.”

FINANCIAL RESULTS

During the three months ended September 30, 2014, Breitling reported a net loss of $759,000 on revenues of approximately $16.5 million. These results compare with net income of $416,000 on revenue of $10.6 million for the third quarter of 2013. The net loss for the quarter was a decrease in net income of approximately $1,175,000 over the same quarter in 2013.

1

The net loss during the third quarter of 2014 was due to an increase in costs associated with drilling and completing the Company’s production properties and by nonrecurring marketing expenses related to the development of the Company’s Asset Management business. Management anticipates a decrease in marketing expenses in 2015.

The recognition of a $483,824 2014 YTD tax provision this quarter compared to $7,697 during the 2013 quarter also contributed to the net loss this period.  For the nine months ended September 30, 2014, the Company recorded an income tax expense of $711,142 compared to a benefit of $17,493 during the 2013 period.  The Company was able to use a $2 million net operating loss carried forward from prior years to reduce a portion of the 2014 federal tax provision.

Third quarter revenue continues to benefit from demand for royalty interests and working interests in oil and gas properties coupled with the development of our available inventory of oil and gas interests. Demand for third-party drilling interests in the Company’s oil and gas properties also contributed significantly to revenue and enabled the Company to de-risk its positions in operated wells at favorable valuations. The de-risking of the Company’s E&P projects is expected to continue to be a significant contributor to the Company’s ongoing revenue.

During the first nine months of 2014, Breitling also improved its working capital by $6.8 million, from a deficit of $7.3 million as of December 31, 2013 to a deficit of $522,000 at the end of the third quarter. The improvement was generated by the reversal of deferred revenue from the fourth quarter of 2013 and cash flow from operations.

Operations and Production Update

Additional details can be found in the Company’s Drilling and Production Update news release issued on September 24, 2014, and we will be releasing a new reserve report in Q1 2015.

Permian Basin

Breitling’s initial well in Sterling County, Texas, the Parramore 1, is on line and continues to increase in oil and gas production as anticipated. Drilling on Breitling’s second well in Sterling County, the Hoppe ‘63’ #1, reached a finished depth of approximately 8,600 feet during this quarter. Completion is planned for the fourth quarter of 2014 after which the well will be put into production. The Company expects to spud its third well in Sterling County in early 2015.

The Sterling County drilling program is expected to continue at a steady pace until the Company drills all eight wells to earn the entire approximate 3,680 acres under its Farmout Agreement. Future wells may be drilled based on the production of the first eight wells.

In February 2014, the Teaff #1 well, in the Permian Basin in Taylor County, Texas, began production from a 10-foot thick oil zone. The Company plans to drill a water disposal well nearby which could allow the well to be produced at full capacity, with water being pumped to the disposal well.

2

Southern Kansas

The Sumner County, Kansas Buresh 17-#1HM well went online in September 2014 after completion, which included a seven stage frac in the Mississippian formation. This well generates a significant amount of oil, but a greater amount of salt water, for which a water management program is in place. The Company is evaluating other water management solutions that could reduce costs and/or increase production.

ABOUT BREITLING ENERGY

Breitling Energy Corporation is a growing U.S. energy Company based in Dallas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating royalty interests. Breitling’s oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements". They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in Breitling's periodic reports and other documents filed with the Securities and Exchange Commission (“SEC”).

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Breitling's periodic reports and other documents filed with the SEC. Breitling undertakes no obligation to publicly update or revise any forward-looking statements.

INVESTOR RELATIONS CONTACT: Gilbert Steedley, Breitling, 214.716.2060

3